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[First Indiana Logo]

FIRST INDIANA CORPORATION

                                                                 April 19, 2000


                                      Kenneth L. Turchi - Media (First Indiana)
                                                                 (317) 269-1664
                                          Beth Copeland - Media (First Indiana)
                                                                 (317) 269-1395
                       David L. Gray -Shareholders and Analysts (First Indiana)
                                                                 (317) 269-1346
                                       Joseph M. Richter - Media, Shareholders,
                                                        and Analysts (Somerset)
                                                                 (317) 269-1328

                                                FOR RELEASE AFTER 6:30 P.M. EDT


      First Indiana Corporation and The Somerset Group, Inc., an Affiliate,
                          Announce Merger Agreement

           Merger Will Create a Comprehensive Financial Services Firm

     (Indianapolis) - First Indiana Corporation and The Somerset Group, Inc., today announced the execution of a merger agreement, whereby Somerset will merge into a wholly owned subsidiary of First Indiana. The Somerset Group, Inc. currently owns approximately 22% of the outstanding common stock of First Indiana.

     Under the terms of the merger agreement, each shareholder of Somerset will have the option of receiving 1.21 shares of First Indiana common stock (valued at $21.48, based on First Indiana's April 18, 2000, closing price of $17.75 per share), or $24.70 in cash, or a combination of each, for each share of Somerset stock owned as of the effective date of the merger. However, the number of shares that can be exchanged for cash will be limited to no more than 35% of Somerset's shares outstanding as of the effective date. Based on First Indiana's April 18, 2000, closing price, and assuming that 80% of Somerset's shares are exchanged for stock and 20% are exchanged for cash, the transaction has an aggregate value of approximately $63 million.

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First Indiana/Somerset Merger
April 19, 2000
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     After various synergies have taken effect, the merger is expected to be accretive to First Indiana's earnings during the first full calendar year of combined operations, based on an estimate of the number of First Indiana shares to be issued in the merger. The merger will be accounted for as a purchase transaction and is expected to close in the third quarter of 2000.

     "The merger of First Indiana and Somerset became a logical choice for the shareholders and customers of both companies, given Somerset's recent transformation from a diversified holding company to a comprehensive financial services firm," said Robert H. McKinney, Chairman of First Indiana and Somerset. "In addition, First Indiana's emphasis on local decision-making and building long-term relationships with customers fits perfectly with Somerset's broad range of services, from wealth management to business and tax consulting."

     Marni McKinney, Vice Chairman and Chief Executive Officer of Somerset and First Indiana, pointed out that recent changes in laws governing financial services companies further supported a merger of First Indiana and Somerset. "The Gramm-Leach-Bliley Act raised the expectations of what customers expect from their financial services firm," she said. "As the ownership barriers between banks and non-banks continue to dissolve, the time is right to capitalize on the synergies between First Indiana and Somerset and make the full spectrum of services available to all clients of both companies."

     Ms. McKinney further noted that the merger will eliminate the duplicate expenses associated with operating First Indiana and Somerset as separate publicly held companies. "The merger enables expenses associated with being a publicly held company to be redirected to income-producing activities, and, ultimately, to First Indiana's bottom line," she said.

     Ms. McKinney also said that the merger of First Indiana and Somerset will offer Somerset's shareholders improved trading of their stock and enhanced research coverage. The transaction will be accretive to Somerset's earnings per share and book value per share. In addition, Somerset's shareholders' dividends will increase by approximately 100% from their current levels. "For all of these reasons," she said, "the merger of First Indiana and Somerset is a sound decision for both groups of shareholders."

     "The merger of First Indiana and Somerset will help First Indiana capitalize on the synergies that already exist between the two companies," said Owen B. "Bud" Melton, Jr.,

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First Indiana/Somerset Merger
April 19, 2000
Page 3 of 4



President of First Indiana. "These strategies have been in place for several years, and the merger should help accelerate their development.

     "The merger will also accelerate growth in fee income at First Indiana," Mr. Melton added. "Fee income has been an important source of growth in earnings, and the acquisition of Somerset will augment the 29% growth in fee income that First Indiana experienced in 1999."

     Patrick J. Early, President of Somerset, will continue as President of Somerset Financial Services. No reductions in the number of employees at either company are expected.

     The merger is subject to regulatory and shareholder approvals, and both First Indiana and Somerset have completed their due diligence examinations. The stock portion of the consideration paid to Somerset's shareholders in the merger is expected to be treated as a tax-free exchange. Each company's Board of Directors has unanimously approved the merger, based on the recommendations of their respective committees of disinterested directors, and Somerset's directors have agreed to vote their shares in favor of the merger. Keefe Bruyette & Woods advised First Indiana on the transaction, and McDonald Investments advised Somerset.

     First Indiana Corporation (NASDAQ - FISB) is the holding company for First Indiana Bank. First Indiana Bank is the largest publicly held bank based in Indianapolis, with $2 billion in assets and 23 offices in Metropolitan Indianapolis, Franklin, Mooresville, Pendleton, Rushville, and Westfield. In addition to its retail banking operations, First Indiana has construction and consumer loan offices throughout Indiana and in Arizona, Florida, Illinois, North Carolina, Oregon, and Ohio; and provides investment advisory and trust services through FirstTrust Indiana. Information about First Indiana is available on the Internet at www.firstindiana.com.

     The Somerset Group, Inc. (NASDAQ - SOMR) is a comprehensive financial services company providing financial planning and wealth management services, management advisory and accounting services, tax planning and preparation, retirement and estate planning, and information technology services.

     Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended) which involve significant risks and uncertainties. First Indiana and Somerset intend such forward-looking statements to be covered in the Private Securities

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First Indiana/Somerset Merger
April 19, 2000
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Litigation Reform Act of 1995, and are including this statement for purposes of invoking these safe-harbor provisions. The Companies' ability to predict results or the actual effect of future plans or strategies is inherently uncertain, and involves a number of risks and uncertainties. In particular, among the factors that could cause actual results to differ materially are changes in interest rates, loss of deposits and loan demand to other savings and financial institutions, substantial changes in financial markets, changes in real estate values and the real estate market, regulatory changes, or unanticipated results in pending legal proceedings. The fact that there are various risks and uncertainties should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements.


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